Registration No. 333-__________

As filed with the Securities and Exchange Commission on November 2, 2017

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

The Securities Act of 1933

MODINE MANUFACTURING COMPANY

(Exact Name of Registrant as Specified in Charter)

Wisconsin (State of Incorporation) 1500 DeKoven Avenue Racine, Wisconsin (Address of Principal Executive Offices)	39-0482000 (I.R.S. Employer Identification No.) 53403 (Zip Code)

________________________________________

Modine Manufacturing Company 2017 Incentive Compensation Plan

________________________________________

Geoffrey R. Schiveley

Associate General Counsel and Acting Corporate Secretary

Modine Manufacturing Company

1500 DeKoven Avenue

Racine, Wisconsin  53403

(262) 636-1200

(Name, address and telephone number, including area code, of agent for service)

With copies to:

C.J. Wauters

Godfrey & Kahn, S.C.

833 East Michigan Street, Suite 1800

Milwaukee, Wisconsin  53202

(414) 273-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.625 par value per share	3,600,000 (1)	$21.25 (2)	$76,500,000	$9,524.25 (2)

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2017 Incentive Compensation Plan of Modine Manufacturing Company by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act.  The price per share and aggregate offering price are calculated based on the average of the high and low sales prices of the Registrant’s common stock on the New York Stock Exchange on October 27, 2017, in accordance with Rule 457(c) under the Securities Act.

PART I

The documents containing the information specified in Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the plan listed on the cover of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the “Exchange Act”):

•

The Annual Report on Form 10-K of Modine Manufacturing Company (the “Registrant”) for the fiscal year ended March 31, 2017.

•

The Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2017.

•

The Registrant’s Current Reports on Form 8-K, filed June 9, 2017, July 25, 2017 and July 26, 2017.

•

The description of the Registrant’s Common Stock, contained in the Registrant’s Registration Statement on Form 8-A filed pursuant to Section 12 under the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel

Not applicable.

Item 6.

Indemnification of Directors and Officers

The Registrant is incorporated under the Wisconsin Business Corporation Law (the “WBCL”).

Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant.  In all other cases, the Registrant is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes:  (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.  Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the board of directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

Article 8 of the Registrant’s Bylaws provides for the indemnification of directors and officers.  As permitted by Section 180.057 of the WBCL, directors and officers of the Registrant are also covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

Item 7.

Exemption from Registration Claimed

Not Applicable.

Item 8.

Exhibits

4.1

2017 Incentive Compensation Plan, incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A, dated June 20, 2017.

5.1

Opinion of Godfrey & Kahn regarding legality of the issuance of the securities.

23.1

Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1).

23.2

Consent of PricewaterhouseCoopers LLP.

Item 9.

Undertakings*

The undersigned Registrant hereby undertakes:

(a)

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*  Paragraphs correspond to Item 512(a), (b) and (h) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on November 2, 2017.

MODINE MANUFACTURING COMPANY

By:

/s/ Thomas A. Burke

Thomas A. Burke

President and Chief Executive Officer

Power of Attorney.   Each person whose signature appears below constitutes and appoints Geoffrey R. Schiveley and Michael B. Lucareli, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas A. Burke	President, Chief Executive Officer and Director	November 2, 2017
Thomas A. Burke	(Principal Executive Officer)

/s/ Michael B. Lucareli	Vice President, Finance and Chief Financial	November 2, 2017
Michael B. Lucareli	Officer (Principal Financial and Accounting Officer)

/s/ David J. Anderson	Director	November 2, 2017
David J. Anderson

/s/ David G. Bills	Director	November 2, 2017
David G. Bills

/s/ Charles P. Cooley	Director	November 2, 2017
Charles P. Cooley

/s/ Suresh V. Garimella	Director	November 2, 2017
Suresh V. Garimella

/s/ Larry O. Moore	Director	November 2, 2017
Larry O. Moore

/s/ Christopher W. Patterson	Director	November 2, 2017
Christopher W. Patterson

/s/ Marsha C. Williams	Director	November 2, 2017
Marsha C. Williams

/s/ Christine Y. Yan	Director	November 2, 2017
Christine Y. Yan

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